FLIR Systems Announces Second Quarter 2010 Financial Results

PORTLAND, OR -- (Marketwire - July 22, 2010) - FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the second quarter ended June 30, 2010. Revenue was $331.1 million, up 19% compared to second quarter 2009 revenue of $278.0 million. Excluding the impact of the Raymarine acquisition, second quarter revenue was $303.9 million, an increase of 9%. Operating income in the second quarter was $89.8 million, up 6% from $84.7 million in the second quarter of 2009. Second quarter 2010 net income was $59.5 million, or $0.37 per diluted share, compared with net income of $55.7 million, or $0.35 per diluted share, in the second quarter a year ago. The tax rate in the second quarter was 34.6%, an increase of 2.6 percentage points compared with the second quarter of 2009, due primarily to non-deductible acquisition expenses, and the lack of R & D tax credits which benefitted prior periods. Cash provided by operations in the second quarter was $42.7 million.

During the second quarter, Raymarine contributed $27.2 million of revenue and $3.4 million of operating income. Acquisition-related costs and expenses associated with post acquisition restructuring totaled $4.6 million in the quarter and $5.8 million in the first half of the year.

Revenue for the six months ended June 30, 2010 was $618.4 million, up 12% compared to revenue for the first six months of 2009 of $550.0 million. Operating income for the six months ended June 30, 2010 was $174.2 million, up 4% from the same period a year ago. Net income for the six months ended June 30, 2010 was $115.3 million, or $0.72 per diluted share, compared with net income of $109.9 million, or $0.70 per diluted share, in the same period a year ago. Cash provided by operations for the first six months of 2010 was $124.9 million.

Revenue from the Company's Government Systems division increased 5% from the second quarter of 2009, to $167.9 million. Revenue from the Company's Commercial Systems division increased 16% from the second quarter of 2009, to $136.0 million. Within the Commercial Systems' division, revenue from Commercial Vision Systems increased 27% from the second quarter of last year, to $64.7 million, reflecting strong growth in security, automotive, and personal vision systems. Revenue from Thermography increased 7% from the second quarter of last year, to $71.4 million, reflecting growth across multiple product lines.

The Company's backlog of firm orders for delivery within the next twelve months was approximately $518 million at June 30, 2010, a decrease of $25 million during the quarter. The Raymarine acquisition added $17 million of backlog as of June 30, 2010. Backlog in the Government System's division was $375 million, down $43 million during the quarter. Backlog in the Commercial Vision Systems division was $104 million, up $3 million during the quarter, while backlog in the Thermography division was $22 million, down $2 million during the quarter.

"We are pleased with our performance in the second quarter as the Company continues to perform well across markets and geographies. We are especially pleased with recent growth and profitability trends in our Commercial Vision Systems business and with the continued strong operating margins generated by our Government Systems business. Our strategy to expand the market for infrared technology by driving down costs has delivered an outstanding operating model, balanced growth in uneven economic conditions, and numerous opportunities for future growth," noted Earl Lewis, President and CEO.

Revenue and Earnings Outlook for 2010

Based on its financial results for the first half of 2010, the recent Raymarine acquisition, and the outlook for the remainder of the year, management today is increasing its outlook for revenue and reaffirming its outlook for earnings per share for the full year 2010. Management currently expects revenue for 2010 to be in the range of $1.3 billion to $1.4 billion and net earnings to be in the range of $1.48 to $1.53 per diluted share.

Conference Call

FLIR has scheduled a conference call at 8:00 am ET today. A simultaneous webcast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 12:00 PM ET at this same internet address. For a telephone replay, dial (800) 642-1687, Conference ID #86025320 after 11:00 AM ET.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company's web site at www.FLIR.com.

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the section captioned "Revenue and Earnings Outlook for 2010" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company's continuing compliance with US export control laws and regulations, the timely receipt of any required export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

                            FLIR SYSTEMS, INC.

                    CONSOLIDATED STATEMENTS OF INCOME
            (In thousands, except per share amounts)(Unaudited)

                                 Three Months Ended     Six Months Ended
                                      June 30,              June 30,
                                --------------------  --------------------
                                  2010       2009       2010       2009
                                ---------  ---------- ---------  ----------

Revenue                         $ 331,133  $  277,978 $ 618,431  $  549,974
Cost of goods sold                147,810     116,030   269,754     230,311
                                ---------  ---------- ---------  ----------
    Gross profit                  183,323     161,948   348,677     319,663

Operating expenses:
  Research and development         28,309      23,232    53,112      45,641
  Selling, general and
   administrative                  65,199      54,055   121,407     105,995
                                ---------  ---------- ---------  ----------
    Total operating expenses       93,508      77,287   174,519     151,636

    Earnings from operations       89,815      84,661   174,158     168,027

Interest expense                      900       1,727     2,124       4,505
Other expense (income), net        (1,926)      1,092    (2,233)         68
                                ---------  ---------- ---------  ----------

    Earnings before income
     taxes                         90,841      81,842   174,267     163,454

Income tax provision               31,387      26,189    58,918      53,529
                                ---------  ---------- ---------  ----------

    Net earnings                $  59,454  $   55,653 $ 115,349  $  109,925
                                =========  ========== =========  ==========

Net earnings per share:
  Basic                         $    0.38  $     0.37 $    0.75  $     0.75
                                =========  ========== =========  ==========
  Diluted                       $    0.37  $     0.35 $    0.72  $     0.70
                                =========  ========== =========  ==========

Weighted average shares
 outstanding:
  Basic                           154,495     149,948   153,702     146,901
                                =========  ========== =========  ==========
  Diluted                         161,643     161,354   161,626     162,041
                                =========  ========== =========  ==========

                            FLIR SYSTEMS, INC.

                        CONSOLIDATED BALANCE SHEETS
                        (In thousands)(Unaudited)

                                                   June 30,    December 31,
                                                     2010          2009
                                                ------------- -------------
                      ASSETS

Current assets:
  Cash and cash equivalents                     $     284,521 $     422,047
  Accounts receivable, net                            268,470       234,974
  Inventories                                         243,246       216,500
  Prepaid expenses and other current assets            89,433        93,276
  Deferred income taxes, net                           13,337        13,231
                                                ------------- -------------
     Total current assets                             899,007       980,028

Property and equipment, net                           178,159       139,112
Deferred income taxes, net                             11,415         5,322
Goodwill                                              267,491       262,331
Intangible assets, net                                 59,679        59,180
Other assets                                          155,657        48,571
                                                ------------- -------------
                                                $   1,571,408 $   1,494,544
                                                ============= =============

     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                              $      71,349 $      53,319
  Deferred revenue                                     17,177        20,986
  Accrued payroll and related liabilities              34,789        39,809
  Accrued product warranties                           17,299         9,438
  Advance payments from customers                       9,222         8,616
  Accrued expenses                                     29,728        25,941
  Other current liabilities                            11,849        13,273
  Accrued income taxes                                  7,794        15,504
                                                ------------- -------------
     Total current liabilities                        199,207       186,886

Long-term debt                                             20        58,022
Deferred income taxes                                   1,432         2,222
Accrued income taxes                                    5,176         4,550
Pension and other long-term liabilities                42,962        39,115

Commitments and contingencies

Shareholders' equity                                1,322,611     1,203,749
                                                ------------- -------------
                                                $   1,571,408 $   1,494,544
                                                ============= =============

Company Contact:
Craig Stoehr
+1 503.498.3547
www.flir.com